BOB EVANS REPORTS FIRST QUARTER FY 2018 RESULTS AND RAISES GUIDANCE

▪
First quarter net sales increase 27.1% to $109.3 million as compared to $85.9 million[1] in the comparable period in fiscal 2017; net sales increased 11.1% excluding Pineland net sales and sales to Bob Evans Restaurants (now 3rd party);

▪	First quarter retail side-dish and sausage pounds-sold increased 18.1 percent (excluding Pineland) and 13.0 percent, respectively, when compared to the comparable period last year;

▪	GAAP net income of $0.35 per diluted share compared to $0.23[1] in the prior year. Non-GAAP net income of $0.37 per diluted share, an increase of 60.9% compared to $0.23[1] in the prior year;

▪	Adjusted EBITDA increased 38.3% to $19.5 million as compared to $14.1 million[1] in the comparable period in fiscal 2017;

▪
Company increases fiscal year 2018 guidance and now expects net sales of $480 million at the midpoint of its range, adjusted EBITDA of $107 million at the midpoint of its range, and non-GAAP diluted EPS of $2.10 to $2.30;

▪	Quarterly dividend of $0.34 per share payable on September 18, 2017, to stockholders of record at the close of business on September 4, 2017.

1 All references to the prior year period refer to results from continuing operations for the first quarter of fiscal 2017

Descriptions of measures excluding special items are provided in non-GAAP financial measures and reconciliations of such non-GAAP measures to the most comparable GAAP measure are provided in the tables at the end of this release

NEW ALBANY, Ohio - August 30, 2017 - Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2018 first quarter ended Friday, July 28, 2017. On a GAAP basis, the Company reported net income of $7.0 million, or $0.35 per diluted share, compared with net income from continuing operations of $4.6 million, or $0.23 per diluted share, in the corresponding period last year. Non-GAAP net income was $7.4 million, or $0.37 per diluted share, compared with non-GAAP net income from continuing operations of $4.6 million, or $0.23 per diluted share, in the corresponding period last year.

First-quarter fiscal 2018 commentary
“We are very pleased with the strong start to the fiscal year, delivering significant volume growth in both refrigerated side dishes and sausage during the first quarter,” said President and Chief Executive Officer Mike Townsley. “We continued to grow household penetration of refrigerated sides and increased market share by 250 basis points from the year ago period. With the additional capacity and product capabilities provided through the acquisition of Pineland Farms on May 1, 2017, we are well positioned to continue driving robust growth of our refrigerated sides portfolio. Despite a nearly 15 percent increase in sow costs driven by increased domestic and export demand for pork products that impacted sausage margins, we were able to deliver a 38.3% increase in adjusted EBITDA.”

First-quarter fiscal 2018 results
Net sales were $109.3 million, an increase of $23.3 million, or 27.1 percent, compared to $85.9 million in the corresponding period last year. The increase in net sales was partially driven by $8.6 million of sales from the Company's recently acquired Pineland business, as well as $5.2 million of sales to Bob Evans Restaurants (BER), which were eliminated in the prior year. Pounds sold for the first quarter increased 53.3 percent (14.6 percent excluding Pineland and BER), while average net selling price per pound declined 17.1 percent compared to the corresponding period last year (3.1 percent excluding Pineland and BER).  The decline in average net selling price reflects an increased mix of food service sales as a result of both the acquisition of Pineland Farms and the inclusion of sales to Bob Evans Restaurants that were eliminated in the prior year period. From a net sales perspective, an 18.1 percent increase in retail side-dish pounds sold (excluding Pineland), a 13.0 percent increase in sausage pounds sold, and a 327.2 percent increase in food service pounds sold (26.6 percent excluding Pineland and BER), partially offset by an 8.3 percent decrease in frozen product pounds sold and a 37.5 percent decrease in the other category, all compared to the comparable 13 week period in the prior year.

Gross profit increased 17.2 percent to $33.4 million in the first quarter of fiscal 2018 from $28.5 million in the first quarter of fiscal 2017. Gross profit margin decreased 260 basis points to 30.6 percent of net sales from 33.2 percent of net sales in the same period in the prior year. The decrease in gross profit margin was primarily driven by a higher mix of food service sales as a result of the acquisition of Pineland Farms and a 14.8 percent increase in average sow prices and a $1.6 million increase in trade spend as a result of higher volume when compared to the prior year.

Operating income increased to $11.1 million in the first quarter of 2018 from operating income from continuing operations of $8.3 million in the first quarter of fiscal 2017. Non-GAAP operating income was $11.8 million, compared to $8.3 million from continuing operations in the corresponding period last year, an improvement of $3.5 million or 42.5 percent.  The improvement was due primarily to the aforementioned increase in pounds sold and net sales; partially offset by higher production costs, increased freight expense resulting from increased pounds sold and a $0.9 million increase in amortization expense associated with the preliminary value of definite-lived intangible assets acquired as part of the Pineland Farms acquisition.

Adjusted EBITDA increased 38.3 percent to $19.5 million in the first quarter of fiscal 2018 from $14.1 million in the first quarter of fiscal 2017. As a percentage of net sales, the adjusted EBITDA margin increased 140 basis points to 17.8 percent of net sales.

Net interest expense was $0.5 million in the first quarter, a decrease of $1.0 million, compared to $1.5 million in the corresponding period last year. The decrease in interest costs was the result of lower average borrowings as compared to last year. The Company’s GAAP tax rate for the first quarter of fiscal 2018 was 33.6 percent compared to 32.5 percent in the prior year period. The change in tax rates as compared to the corresponding period last year was primarily driven by the yearly variances in the forecasted annual rate related to the domestic production activities deduction.

Net income increased 54.0 percent to $7.0 million or $0.35 per diluted share in the first quarter of fiscal 2018 from net income from continuing operations of $4.6 million or $0.23 per diluted share in the first quarter of fiscal 2017. Non-GAAP net income increased 62.5 percent to $7.4 million or $0.37 per diluted share in the first quarter of fiscal 2018 from net income from continuing operations of $4.6 million or $0.23 per diluted share in the first quarter of fiscal 2017.

Income Statement Reclassifications: Historically the cost of sales line in this Consolidated Statement of Net Income has primarily represented the cost of materials, and has excluded depreciation expense, which was presented separately. In the first quarter of fiscal 2018, the Company changed the presentation of its Consolidated Statements of Income. The changes were made to conform the Consolidated Statements of Net Income to how management views the business subsequent to the divestiture of Bob Evans Restaurants and to better align with presentation that is consistent with the Company’s industry peers. The primary change was to classify all production costs, including plant wages, depreciation and other plant operating costs, as costs of goods sold. The Company has also changed its income statement presentation to separately present advertising, selling and distribution costs, consistent with how management views the business. These changes had no impact on reported operating income or net income, and prior period amounts have been reclassified to conform to the current presentation.

First-quarter 2018 balance sheet highlights
The Company’s cash balance and outstanding debt at July 28, 2017 were $15.3 million and $92.6 million, respectively, compared to $210.9 million and $2.7 million on April 28, 2017. The increase in borrowings and decrease in cash balance were primarily the result of the acquisition of Pineland Farms, which was completed on May 1, 2017, and the payment of a $7.50 per share special dividend on June 16, 2017.

Fiscal year 2018 outlook
Chief Administrative and Chief Financial Officer Mark Hood said, “We are raising our fiscal 2018 Non-GAAP diluted earnings per share guidance from a range of $2.06 to $2.24 that we issued last quarter to a range of $2.10 to $2.30 per share. As well, we are raising our fiscal 2018 guidance ranges for net sales and adjusted EBITDA. We now expect net sales of $474 million to $486 million and adjusted EBITDA of $104 million to $110 million, respectively.”

Guidance Metric	FY ‘18
Net sales	$474 to $486 million
Adjusted EBITDA	$104 to $110 million
Non-GAAP diluted earnings per share	$2.10-$2.30
Sow cost (per hundredweight)	$48 to $52
Capital expenditures	$25 to $30 million
Net interest expense	$3.7 to $4.2 million
Tax rate	34.5% to 35.5%
Diluted weighted-average share count	approximately 20.3 million shares
Share repurchase authorization	$100 million

This outlook is subject to a number of factors beyond the Company’s control, including the risk factors discussed in the Company’s fiscal 2017 Annual Report on Form 10‑K and its other subsequent filings with the Securities and Exchange Commission.

Investor Conference Call
The Company will host a conference call today, Wednesday, August 30, 2017 to discuss its fiscal 2018 first quarter results at 8:30 a.m. Eastern Time.

The call can be accessed live over the telephone by dialing (855) 468-0551, or for international callers (484) 756-4323, access code 70201194. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056, or for international callers (404) 537-3406, access code 70201194.

Interested parties may also listed to a simultaneous webcast available on the Company’s website at http://investor.bobevansgrocery.com/events.cfm. The webcast will be archived in the same location for approximately 90 days following the call.

EBITDA and other non-GAAP Financial Measures
We define EBITDA as earnings before interest, taxes, depreciation and amortization including stock compensation. Management uses EBITDA and the other non-GAAP measures included in this release as key metrics in the evaluation of underlying Company performance and in making financial, operating and planning decisions. The Company believes these measures are useful to investors because they increase transparency, assist investors in understanding the underlying performance of the Company and assist in the analysis of ongoing operating trends. We believe EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of the Company's performance as compared to our competitors, many of which present EBITDA measures when reporting their results.  We believe the non-GAAP measures used in this release provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe these non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for greater transparency of financial results and business outlook. The presentation of EBITDA and other non-GAAP measures included in this release should not be considered as an alternative to net income, determined in accordance with U.S. GAAP, as an indicator of the Company's operating performance, as an indicator of cash flows, or as a measure of liquidity. While EBITDA and our other non-GAAP measures are frequently used as measures of operations, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Reconciliations of the Company’s projected adjusted diluted EPS and adjusted EBITDA for fiscal year 2018 and the most directly comparable GAAP financial measures are omitted from this release because the Company is unable to provide such reconciliations without unreasonable effort. In particular, in light of recent transactions referenced in this and prior releases, management is not able to calculate certain amounts necessary to provide corresponding forecasted financial measures calculated in accordance with GAAP and related reconciliations at this time as the Company cannot reliably forecast the timing and magnitude of certain costs associated with the acquisition of Pineland Farms Potato Company and other restructuring, impairment and acquisition and divestiture related costs that may occur, and the income tax effects of these items.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. Additional information about the factors and events that could cause actual results to differ materially from those predicted by the forward looking statements, along with certain other risks, uncertainties and assumptions related to the Company and its business, may be found in our Annual Report on Form 10-K for the fiscal year ended April 29, 2017, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. is a leading producer and distributor of refrigerated potato, pasta and vegetable-based side dishes, pork sausage, and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevansgrocery.com.

Contact:
Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com

Bob Evans Farms, Inc.
Earnings Release Fact Sheet (unaudited)
First quarter Fiscal 2018, Three months ended July 28, 2017 compared to the corresponding period a year ago:

(in thousands, except per share amounts)			Basic EPS		Diluted EPS
	Three Months Ended		Three Months Ended		Three Months Ended
	July 28, 2017	July 29, 2016	July 28, 2017	July 29, 2016	July 28, 2017	July 29, 2016
Operating Income as Reported
Operating income	$11,078	$8,265
Net interest expense	460	1,487
Income from Continuing Operations Before Taxes	10,618	6,778
Provision for income taxes from continuing operations	3,569	2,202
Net Income from Continuing Operations as Reported	7,049	4,576	$0.35	$0.23	$0.35	$0.23

Income before taxes from discontinued operations	—	5,027
Provision for income taxes from discontinued operations	—	441
Income from Discontinued Operations as reported	—	4,586	$—	$0.23	$—	$0.23

Net Income as Reported	7,049	9,162	$0.35	$0.46	$0.35	$0.46

Adjustments to Continuing Operations
Severance/Restructuring	(291)	—
Integration costs	557
Separation costs	434	—
Total Adjustments to Continuing Operations	700	—

Adjustments to Discontinued Operations
Store closure costs	—	807
Litigation settlement costs	—	(278)
Total Adjustments to Discontinued Operations	—	529

Non-GAAP Operating Income from Continuing Operations	11,778	8,265
Non-GAAP net interest expense	460	1,487
Non-GAAP income from continuing operations before taxes	11,318	6,778
Adjustments to tax expense from continuing operations	315	—
Non-GAAP provision for income taxes from continuing operations	3,884	2,202
Non-GAAP Net Income from Continuing Operations	7,434	4,576	$0.37	$0.23	$0.37	$0.23

Non-GAAP Income from Discontinued Operations Before Taxes	—	5,556
Adjustments to tax expense from discontinued operations	—	141
Non-GAAP provision for income taxes from discontinued operations	—	582
Non-GAAP Net Income from Discontinued Operations	—	4,974	$—	$0.25	$—	$0.25

Non-GAAP Net Income	$7,434	$9,550	$0.37	$0.48	$0.37	$0.48

Weighted Average Shares Outstanding			20,162	19,792	20,218	19,964

First quarter Fiscal 2018, Three months ended July 28, 2017 compared to the corresponding period a year ago:

(in thousands)
	Three Months Ended
	July 28, 2017	% of Sales	July 29, 2016	% of Sales
Operating Income from Continuing Operations, as reported

Net Sales	$109,265		$85,941
Cost of goods sold	75,851	69.4%	57,420	66.8%
Gross Margin	33,414	30.6%	28,521	33.2%

Advertising and marketing costs	3,063	2.8%	3,239	3.8%
Selling costs	4,447	4.1%	3,713	4.3%
Distribution costs	5,364	4.9%	3,949	4.6%
General and administrative costs	8,561	7.9%	9,316	10.9%
Amortization of intangible assets	901	0.8%	39	—%
Impairment, restructuring and other exit costs	—	—%	—	—%
Operating Income	11,078	10.1%	8,265	9.6%

Non-GAAP Adjustments to Continuing Operations

General and administrative	(700)		—
Total Adjustments	700		—

Non-GAAP Operating Income from Continuing Operations

Net Sales	$109,265		$85,941
Cost of sales	75,851	69.4%	57,420	66.8%
Gross Margin	33,414	30.6%	28,521	33.2%

Advertising and marketing	3,063	2.8%	3,239	3.8%
Selling costs	4,447	4.1%	3,713	4.3%
Distribution costs	5,364	4.9%	3,949	4.6%
General and administrative	7,861	7.3%	9,316	10.9%
Amortization of intangible assets	901	0.8%	39	—%
Impairment, restructuring and other exit costs	—	—%	—	—%
Total non-GAAP operating income	$11,778	10.8%	$8,265	9.6%

Depreciation and amortization from Continuing Operations	7,446		5,136
Stock compensation expense from Continuing Operations	297		724
Adjusted EBITDA	$19,521		$14,125

Consolidated Statements of Net Income

	Three Months Ended
	July 28, 2017	July 29, 2016
Net Sales	$109,265	$85,941
Cost of goods sold	75,851	57,420
Gross Margin	33,414	28,521
Advertising and marketing costs	3,063	3,239
Selling costs	4,447	3,713
Distribution costs	5,364	3,949
General and administrative costs	8,561	9,316
Amortization of intangible assets	901	39
Impairment, restructuring and other exit costs	—	—
Operating Income	11,078	8,265
Net interest expense	460	1,487
Income from Continuing Operations Before Income Taxes	10,618	6,778
Provision for income taxes	3,569	2,202
Income from Continuing Operations	7,049	4,576
Income from Discontinued Operations, net of Income Taxes	—	4,586
Net Income	$7,049	$9,162

Earnings Per Share — Income from Continuing Operations
Basic	$0.35	$0.23
Diluted	$0.35	$0.23

Earnings Per Share — Income from Discontinued Operations
Basic	$—	$0.23
Diluted	$—	$0.23

Earnings Per Share — Net Income
Basic	$0.35	$0.46
Diluted	$0.35	$0.46

Cash Dividends Paid Per Share	$7.84	$0.34

Weighted Average Shares Outstanding
Basic	20,162	19,792
Dilutive shares	56	172
Diluted	20,218	19,964

Consolidated Balance Sheets

	Unaudited July 28, 2017	April 28, 2017
Assets
Current Assets
Cash and equivalents	$15,275	$210,886
Accounts receivable, net	34,910	28,071
Inventories	22,170	17,210
Federal and state income taxes receivable	3,297	2,895
Prepaid expenses and other current assets	9,152	6,833
Current assets held for sale	3,334	3,334
Total Current Assets	88,138	269,229
Property, plant and equipment	290,780	244,554
Less accumulated depreciation	128,172	113,814
Net Property, Plant and Equipment	162,608	130,740
Other Assets
Deposits and other	1,970	2,118
Rabbi trust assets	22,724	22,353
Goodwill	101,299	19,634
Other intangible assets, net	34,629	39
Deferred income tax assets	5,291	5,131
Total Other Assets	165,913	49,275
Total Assets	$416,659	$449,244
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of long-term debt	$425	$428
Accounts payable	20,080	13,424
Accrued property, plant and equipment purchases	684	1,283
Accrued non-income taxes	1,678	3,353
Accrued wages and related liabilities	5,222	16,404
Self-insurance reserves	5,510	7,878
Current taxes payable	32,308	27,954
Current reserve for uncertain tax provision	1,481	1,481
Other accrued expenses	11,916	17,905
Total Current Liabilities	79,304	90,110
Non-Current Liabilities
Deferred compensation	18,621	17,277
Reserve for uncertain tax positions	1,810	1,795
Deferred income tax liabilities	17,868	50
Other non-current liabilities	29,656	6,097
Credit facility borrowings and other non-current debt	92,168	2,267
Total Non-Current Liabilities	160,123	27,486
Stockholders’ Equity
Common stock, $.01 par value; authorized 100,000 shares; issued 42,638 shares at July 28, 2017, and April 28, 2017	426	426
Capital in excess of par value	258,169	260,619
Retained earnings	780,208	931,315
Treasury stock, 22,707 shares at July 28, 2017, and 22,842 shares at April 28, 2017, at cost	(861,571)	(860,712)
Total Stockholders’ Equity	177,232	331,648
Total Liabilities and Stockholders' Equity	$416,659	$449,244

Consolidated Statements of Cash Flows

	Three Months Ended
	July 28, 2017	July 29, 2016
Operating activities:
Net income	$7,049	$9,162

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,446	17,574
(Gain) Loss on disposal of fixed assets	(28)	276
Gain on rabbi trust assets	(372)	(281)
Loss on deferred compensation	662	279
Share-based compensation	297	1,440
Accretion on long-term note receivable	—	(558)
Deferred income taxes	—	184
Amortization of deferred financing costs	77	406
Cash provided by (used for) assets and liabilities:
Accounts receivable	(831)	(1,130)
Inventories	(1,744)	(846)
Prepaid expenses and other current assets	(1,550)	(2,084)
Accounts payable	4,432	81
Federal and state income taxes	3,260	(13,520)
Accrued wages and related liabilities	(11,611)	(10,156)
Self-insurance	(2,825)	(530)
Accrued non-income taxes	(1,675)	(1,263)
Deferred revenue	—	(1,354)
Other assets and liabilities	(6,606)	(5,584)
Net cash used in operating activities	(4,019)	(7,904)
Investing activities:
Acquisition of Pineland Farms Potato Company	(115,811)	—
Purchase of property, plant and equipment	(3,887)	(18,985)
Proceeds from sale of property, plant and equipment	7	2,109
Deposits and other	85	(206)
Net cash used in investing activities	(119,606)	(17,082)
Financing activities:
Cash dividends paid	(156,224)	(6,724)
Gross proceeds from credit facility borrowings and other long-term debt	90,000	97,272
Gross repayments of credit facility borrowings and other long-term debt	(102)	(71,784)
Cash paid for taxes on share-based compensation	(5,660)	(640)
Excess tax benefits from share-based compensation	—	(1,632)
Net cash (used in) provided by financing activities	(71,986)	16,492
Net cash used in operations	(195,611)	(8,494)
Cash and equivalents at the beginning of the period	210,886	12,896
Cash and equivalents at the end of the period	$15,275	$4,402

BEF Foods total pounds sold, by category
Fiscal 2018
Category	Q1	Q2	Q3	Q4	YTD
Sides	43.5%				43.5%
Sausage	17.1%				17.1%
Food Service	35.3%				35.3%
Frozen	2.6%				2.6%
Other	1.5%				1.5%

Fiscal 2017
Category	Q1	Q2	Q3	Q4	FY 2017
Sides	51.4%	52.5%	52.5%	54.0%	52.6%
Sausage	21.2%	21.9%	24.9%	22.3%	22.7%
Food Service - External	11.6%	10.7%	10.1%	11.1%	10.8%
Food Service - Sales to discontinued operations	8.3%	9.0%	7.7%	7.7%	8.1%
Frozen	3.9%	3.4%	2.7%	3.0%	3.2%
Other	3.6%	2.5%	2.1%	1.9%	2.6%

Income Statement Reclassification - Quarterly Fiscal 2017 and Full Year Fiscal 2016

(in thousands)
	Three Months Ended				Twelve Months Ended
	July 29, 2016	October 28, 2016	January 27, 2017	April 28, 2017	April 28, 2017	April 29, 2016
Operating Income as Reported
Net Sales	$85,941	$96,158	$112,820	$99,923	$394,842	$387,616
Cost of sales	57,419	62,881	72,983	64,617	257,900	259,410
Gross Margin	28,522	33,277	39,837	35,306	136,942	128,206

Operating Expenses:
Advertising and marketing costs	3,239	3,543	2,626	1,906	11,314	8,990
Selling costs	3,714	4,099	4,640	3,844	16,297	16,484
Distribution costs	3,949	4,674	5,115	5,004	18,742	17,523
General and administrative costs	9,316	9,521	7,910	10,672	37,418	47,400
Amortization of intangible assets	39	39	39	39	157	157
Impairment, restructuring and other exit costs	—	16,169	2,386	4,333	22,888	4,578
Total operating expenses	20,257	38,045	22,716	25,798	106,816	95,132
Operating Income	$8,265	$(4,768)	$17,121	$9,508	$30,126	$33,074

Non-GAAP Adjustments
Operating expenses:
Impairment, restructuring and other exit costs	—	(16,169)	(2,386)	(4,333)	(22,888)	(4,578)
Total Adjustments	—	(16,169)	(2,386)	(4,333)	(22,888)	(4,578)

Non-GAAP Operating Income
Net Sales	$85,941	$96,158	$112,820	$99,923	$394,842	$387,616
Cost of sales	57,419	62,881	72,983	64,617	257,900	259,410
Gross Margin	28,522	33,277	39,837	35,306	136,942	128,206

Operating Expenses:
Advertising and marketing costs	3,239	3,543	2,626	1,906	11,314	8,990
Selling costs	3,714	4,099	4,640	3,844	16,297	16,484
Distribution Costs	3,949	4,674	5,115	5,004	18,742	17,523
General and administrative costs	9,316	9,521	7,910	10,672	37,418	47,400
Amortization of intangible assets	39	39	39	39	157	157
Impairment, restructuring and other exit costs	—	—	—	—	—	—
Total operating expenses	20,257	21,876	20,330	21,465	83,928	90,554
Non-GAAP operating income	$8,265	$11,401	$19,507	$13,841	$53,014	$37,652